EXHIBIT 99.1
TRANSCRIPT

CORPORATE PARTICIPANTS
Howard Hochhauser
Martha Stewart Living Omnimedia — VP of Finance and Investor Relations
Susan Lyne
Martha Stewart Living Omnimedia — President and CEO

CONFERENCE CALL PARTICIPANTS
Douglas Arthur
Morgan Stanley — Analyst
Lisa Monaco
Morgan Stanley — Analyst
Michael Meltz
Bear Stearns — Analyst
Robert Routh
Jefferies & Co. — Analyst
Dennis McAlpine
McAlpine & Associates — Analyst

PRESENTATION

Operator
[OPERATOR INSTRUCTIONS]at this time it is my pleasure to introduce Howard Hochhauser, Vice President of Finance and Investor Relations of Martha Stewart Living Omnimedia. Sir, you may begin when ready.

Howard Hochhauser - Martha Stewart Living Omnimedia — VP of Finance and Investor Relations
Thank you very much and good afternoon, everyone. Welcome to our conference call to review fourth quarter 2005 results. Susan Lyon our President and CEO and talk about our recent performance and guidance for 2006. Our prepared remarks will take 20 minutes and then we will open it up to your questions. Let me remind you if you prefer to listen in on the web you go to MarthaStewart.com and click on the investor relations link and follow it to the webcast. An audio archive will be available on MarthaStewart.com later today and we’ll leave it there for a couple of weeks so you can access it at your convenience.
Now before turning the call over to Susan, I will remind you that our statements which are made pursuant to the Private Securities Reform Act of 1995 as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Actual future results and trends may differ materially from what is forecast and forward-looking statements due to a variety of factors. Now let me turn things over to Susan.

Susan Lyne - Martha Stewart Living Omnimedia — President and CEO
Thank you, Howard.
Good afternoon everyone and thank you for joining us on our fourth quarter and year end 2005 conference call. I have been looking forward to this call because we have strong results to report and because directionally I believe the company is in excellent shape. Our fourth quarter results outpaced expectations with operating profit improvement in every segment. Revenue increased 40% to $84.5 million. OIDA was $11.7 million ahead of our earlier guidance of $11 million and $13.4 million better than last year. Operating income went from a loss of $9.5 million to a positive $2.5 million. Revenue growth was seen across every segment but rose most sharply in our publishing business, where ad pages of Martha Stewart Living was up a stellar 133% with ad revenue growing ahead of pages and consumer trends continuing to show strength. This trend is continued into 2006. We expect full year pages to increase another 35 to 40%. As Howard said, he will take you to the full financial results later in the call but I would like to turn now to 2006.

Howard Hochhauser - Martha Stewart Living Omnimedia — VP of Finance and Investor Relations
I’m going to take my section of the call and I will turn it back to Susan’s. I will walk through the guidance. In the fourth quarter we continue to build on recovery with the earlier improvements in every business segment. As Susan said, total revenue in the quarter increased 40% or $24 million to $84.5 million while our EBITDA increased $13 million to $11.7 million ahead of our guidance. Earnings per share excluding non-cash equity compensation was $0.19 in the quarter compared to an EPS loss of $0.03 the prior year period.
Let me touch on the financial highlights of the fourth quarter. In publishing, advertising pages of Martha Stewart Living increased 133% with advertising revenue increasing ahead of page growth. Circulation revenue in Martha Stewart Living increased in period. In broadcasting, our results included full quarter of our Martha television show in six week of revenue and product and launch of our satellite radio channel. In merchandising, the results of the quarter include the true-up payment related to our minimum guarantees from K-Mart of $16.6 million. Our internet direct commerce segment reflects advertising revenue of $1.7 million relative to 200,000 in the prior year quarter. Given the high margin nature of advertising revenue and disciplined expense control, we were able to report our first profitable quarter.

Corporate expenses increased largely due to higher year-over-year consulting and difficult comparisons with the prior year. The quarter also included a non-cash charge of $4.1 million associated with the vesting of shares covered by warrant granting connection with the airing of the final episode of “The Apprentice with Martha Stewart”. To date, none of the shares covered by the warrant have been exercised.
I would like to clarify the potential share dilution related to the warrant. Of the 2.5 million shares covered by the warrant, all have a strike price of $12.59. Assuming full vesting, upon the exercise of the shares, Mark Burnett will need to provide the company with value of $31.5 million either in cash or stock. Therefore, the actual dilution based on the exercise of all shares is approximately 650,000, only 1% of our total shares outstanding.
Let me now provide you with first quarter guidance on a segment basis.
For the first quarter of 2006, we expect revenue of $60 million with OIDA loss of 3 to $3.5 million. Our operating loss is expected to be in the range of $8.5 million to $9 million. Factors contributing to the first quarter’s result within each segment are as follows: for publishing, first quarter revenues are expected to be approximately $35 million. OIDA is expected to be approximately $1 million, an improvement of over $8 million year-over-year. Revenue and operating results will reflect higher advertising and circulation revenues of Martha Stewart Living resulting from higher ad pages and subscription copies sold, as well as continued reduction in our losses and every day food due to principally to lower subscriber acquisition costs. The quarter will include an investment of approximately $1.5 million in Blueprint magazine. Broadcasting revenues are expected to be approximately $12 million, as we benefit from a full quarter of our new syndicated show and our new radio program on Sirius.
OIDA for the first quarter will approximate $0.5 million. Merchandising revenues in the quarter are expected to be approximately $10 million but OIDA will be approximately $5.5 to $6 million. We expect internet direct commerce revenues will approximate $3 million for the quarter and OIDA to break even. Corporate expenses will approximate $10.5 million.
Full year guidance.
For the full year, we were forecasting revenues of $270 to $280 million with OIDA in the range of $10 to $12 million including a $5 million investment in Blueprint magazine and a $3 million investment in developing our internet business. We anticipate reporting growth in all business segments.
Highlights for 2006 included strong growth in advertising pages and revenue of Martha Stewart Living magazine. The full year benefit of our satellite radio channel and The Martha Show in our broadcasting segment. An increase in the minimum guarantees with K-Mart as well as benefit of our KB home program, partially offset by the development of our craft program. Our internet direct commerce segment we anticipate reinvesting the incremental revenue in on-line advertising back into the business to allow the segment to break even in 2006.
Corporate costs will also come down as we cycle through some of our unusual professional fees. We anticipate capex of $7 million in 2006; just over half of which will use in the development of web platform. Let me turn it back over to Susan.

Susan Lyne - Martha Stewart Living Omnimedia — President and CEO
Let’s get back to the priorities for 2006.
We are committed to delivering free cash flow in ‘06, and we are just as focussed on laying the groundwork for long-term sustainable growth. To do this, we will stay focussed on ad revenue goals and on building the ratings for our syndicated television show. But our strategic focus is on three areas that we know can be primary drivers in the future. To do this, we will stay focussed on ad revenue goals and on building the ratings for our syndicated television show, but our strategic focus is on three areas that we know can be primary drivers in the future.
First, our internet business. Strong fourth quarter growth in our internet traffic and revenues along with user trends on the web in general give us confidence that this segment can become a significant contributor in the future. I will address this specifics of this in a moment.
Second, our demographic reach. We know that 25 to 45-year-olds are big consumers of lifestyle information and increasingly important target for advertisers. We will leverage our lifestyle expertise and our publishing infrastructure to tap this somewhat younger aspirational audience.

And third, new merchandising businesses. Smart licensing programs, seeded now, will support consistent and steady growth for many years to come. We are focused on categorys where our brand carries equity, where we have the expertise to improve on existing products and where the market opportunity is great.
Our KB home initiative is a terrific example of this. It’s a long-term high margin business that brings the company’s expertise and home style and our aspirational brands together with the quality value and innovation of KB home. The first community of 655 Martha Stewart homes in Raleigh, North Carolina, will open to the public March 9. Based on very strong initial consumer response, we recently concluded an agreement to expand the initiative nationwide. In the first phase of the new agreement, we will help design an additional 1200 homes in and around Atlanta, Charlotte, Houston, Orlando and Daytona Beach.
The contract also calls for MSLO to create a line of interior and exterior home products or design options in a range of categories: floor coverings, lighting fixtures, bathroom fixtures, kitchen cabinets, hardware, window treatments, doors and closet organizers. These products called “Martha’s Choices” will be available exclusively in KB Studios nationwide. To frame the economics of this business, of the 1800 lots in communities that will be open by year end, we anticipate closing on approximately 200 homes in ‘06 and receiving $6500 to $8500 per home, exclusive of Martha’s Choices. We are not sizing Martha’s Choices into licensing agreements until the products are completed.
We are currently reviewing several other attractive locations for future development with KB Homes including Las Vegas and Southern California. The potential revenue on those we have signed on for is in the range of $11 to $15 million.
As with all of our licensing deals, we have no inventory or capital costs. Our principal cost is our design staff and studios. Martha has take an very active hands on role in this program, working with our design teams to create unique environments that will add significant value to the homes KB builds. We are providing stylistic input on elevations, floor plans, materials, bringing new functionalities to open-plan kitchens and pantries, laundry rooms and closets and applying classic design style to fireplace mantle, moldings, cabinets and bookcases. We were working with KB Home Suppliers to find superior options for home buyers throughout the houses from faucets and tiles to sinks and counter tops. Nine model home and three townhome models in Raleigh also feature Martha Stewart signature furniture and paint.
Last month we announced another new merchandising partnership that will expand our product offerings and distribution channels, this one with EK Success and GTCR Golder Rauner, to create, market, and sell Martha Stewart crafts products. The first line of products, which will be introduced late this year or early next year, will be paper-based craft and scrapbooking merchandise. I’m going out on a limb here and guessing no one on this call is into scrapbooking, but at over $3 billion in annual sales, it is the fastest growing piece of the $30 billion market. Despite the sale of craft products at big boxes as well as thousands of independent stores, there still is no national brand in this category. We see that as a huge opportunity for our company and our brand. This is the first licensing agreement we struck and also includes equity in the venture, the value of which is tied to specific hurdles and an excellent partnership. With EK Success’s superior manufacturing capability and GTCR’s interest in the category we are looking at additional ways to capitalize on our expertise and brand equity in this crafts arena.
Since Martha returned to the company in March, we have fielded a vast array of business opportunities. While many offered tempting short-term returns, we have taken a disciplined approach to assessing new ventures with an eye to building the company we want to be five or even ten years from now. Martha Stewart Home and Martha Stewart Craft are both high margin, long-term businesses that offer a multitude of synergistic opportunities across MSLO’s other segments.
Our internet business is a top priority for 2006. The most important trends being cited in this digital world — personalization, self-expression, community and video are all concepts that speak to our strengths. Our multimedia libraries and highly traffic lifestyle categories are vast, complementary and evergreen, and easy to slice and dice to accommodate user preferences. Our core community has a strong connection to our brand and we believe they would relish connecting with each other and sharing their own ideas. And with some simple applications, we can allow users not to just access creative ideas and templates, but to act on them on-line.
Given all these factors along with the fact that women 40-plus are among the fastest growing internet user group, we were well positioned to make the internet a significant revenue driver. But to realize the revenue targets we set for ‘07 and ‘08, we need to make a strategic investment now. This will allow us to make much more of our content available on-line and to strrengthen our internet team, especially in the ad sales area. It will buy us the software we need to improve our navigation and search functions, to link how-to content with relevant video clips, and to strengthen the links to commercial sites for our products are sold. We will spend only where it’s wise, and where feasible will forge strategic partnerships to enable consumers to interact with our content in a unique way A key component of this buildout will complement our crafts initiatives, offering digital templates for scrapbooking and allowing users to manage their scrapbooking projects on our site.

We saw significant Q4 growth in our internet segment: 41% in unique users, 43% in page views, along with very strong ad revenue increases. As a result of that growth, we a forecasting a $3 million EBITDA profit in ‘06 for internet direct. By reinvesting that profit in the business and delivering break-even results in the segment, we expect to position the company for much greater return going forward.
Our internet growth in Q4 coincided with Martha’s return to daily television. The Martha Show has created a halo effect on many of our businesses reflecting the increase news stand sales, unique visitors to MarthaStewart.com and corporate ad sales. We had initially forecast a modest profit for the show, but based on current ratings which stabilized around 1.8, we are now forecasting a modest loss in the range of $1 to $2 million. Martha has been picked up for a second season and has already been cleared for ‘07, ‘08 and over 90% of the country, and last month received six Emmy award nominations.
As I mentioned earlier, we plan to turn our expertise in lifestyles publishing toward a new audience. I tend on these calls to focus on publishing’s revenue growth which has clearly outstripped expectations this year, but it’s worth noting that our magazines have won every award of note this year. From ASME’s design and general excellence award for Kids and Martha Stewart Weddings to Adweek’s launch of the year for Everyday Foods. In the spring, this enormously talented team will introduce Blueprints, a new magazine aimed at a younger customer with a busy life. Expanding on Living’s core areas of expertise, Blueprint will cover fashion, beauty, fitness, travel, technology and culture. We anticipate investing $5 million in the new title in ‘06, the first test issue will go on sale in May with an initial rate base of 250,000.
Our research continues to tell us that the demand for our company’s expertise and products is very strong, and favorable for both the Martha Stewart brand and Martha herself are higher than ever. As we learned over the past few years the loyalty of our customers is remarkable. Even the most difficult times our core customer base supported us continuing to buy our magazines and products. What’s interesting to note in retrospect is that when Martha returned, others including advertisers and prospective partners came back, too.
We believe our goals for 2006 are ambitious as they should be, but obtainable. As always, we will listen to consumers and we will continue to respond by providing the content and products they want in all of the places they want to find them.

Howard Hochhauser - Martha Stewart Living Omnimedia — VP of Finance and Investor Relations
Thank you, Susan. Now open it up to the floor for questions.
QUESTION AND ANSWER

Operator
[OPERATOR INSTRUCTIONS.] Our first question will be coming from Douglas Arthur of Morgan Stanley. Please go ahead.

Douglas Arthur - Morgan Stanley — Analyst
Yes, Susan, on the internet strategy, Martha Stewart Living has been down this road before and the outcome was not particularly a good one. What’s different this time and wouldn’t it make sense, like you partnered in other businesses to partner with somebody to really lever the internet opportunity? Then, Howard, you update us on the rate base current and outlook for the monthly magazine, the Living magazine. Thanks. I think Lisa has a follow-up.

Susan Lyne - Martha Stewart Living Omnimedia — President and CEO
Let me start by talking about what’s really different about our strategy this time. Initially, we had a commerce play on the internet. It was our catalog business primarily. With some content but it was complementary content. What we realized was that we really are not expert enough in certain areas — assortment inventory, delivery, and it has really factored into how we are defining our partnership, commerce partnership, going forward. They are licensing partnerships that are very high-margin and allow us to do what we do really well which is to design and conceive a product.

This is a different play. This a content play. As I said, we have phenomenal multimedia libraries, print, video, audio and making that available and really tapping what is an increasingly robust advertising market for the internet is what gives us confidence going forward. I think that when the company first got into the internet like a lot of people, it was not clear exactly where the business opportunities lay. That’s a lot clearer now. There is a model that is working very well, an advertising model that does not mean we will not do some offerings for pay at a certain point. But our clear focus is on content, ad driven, free content.

Howard Hochhauser - Martha Stewart Living Omnimedia — VP of Finance and Investor Relations
And, Doug —

Susan Lyne - Martha Stewart Living Omnimedia — President and CEO
Let me add one other thing because you had a second part of your question.
We will partner where it’s appropriate. Our investment here is relatively small. We aren’t talking about investing many tens of millions of dollars. As I said, this is a $3 million investment this year. And some capital investment as well. But still relatively small. Where it is more effective for us to partner than to build, we will do that. We will also partner to build traffic. So we are deep into those kinds of conversations, and I think we have a very good strategy going forward.

Howard Hochhauser - Martha Stewart Living Omnimedia — VP of Finance and Investor Relations
And to Susan’s point we have already traction with the Q4 ad revenue of $1.7 million as well as $200,000 the prior year and on the rate base with Martha Stewart Living, our rate base we increased it with the January area to $1.9 million from $1.8 million a year ago it’s a 6% increase. On top of that we increased rates about 5%. And because of the strong ABC numbers and strong circulation numbers the bias on that is on the upside into ‘07.

Douglas Arthur - Morgan Stanley — Analyst
OK, great. And I think Lisa has a follow-up.

Howard Hochhauser - Martha Stewart Living Omnimedia — VP of Finance and Investor Relations
OK.

Lisa Monaco - Morgan Stanley — Analyst
Howard, could you just give us a little color on the cash in the quarter, because that was actually lower than we expected. We thought it would come in to the 120 range. Is that largely a function of the payment from K-Mart? And then secondly, if you could just give us a little bit more color on every day products performance at K-Mart. You said it was down slightly. If you could give a little bit more color on that in the quarter and what you are thinking about for 06? Thanks.

Howard Hochhauser - Martha Stewart Living Omnimedia — VP of Finance and Investor Relations
On the cash balance, K-Mart, the receivable from K-Mart is about $27 million. That’s due to us at the end of the month. And we always get that check on time so the end of the month the cash balance end of February the cash balance will go up to about $120 million. There is also some changes in working capital. In the whole business, revenue is up $24 million, the receivables go up about that amount; you have the TV show, you have circulation increases and we still talked about the merchandising increase. On the K-Mart number, the year to date number, we were up about 11.7% in comp-store sales and last year we were down about 4% in comp-store sales. The 4% I think is relatively good outperformance to K-Mart and the 11.7% is strong year to date comp category performance.

Douglas Arthur - Morgan Stanley — Analyst
Thanks.

Howard Hochhauser - Martha Stewart Living Omnimedia — VP of Finance and Investor Relations
Yes.

Operator
Thank you. Our next question will be coming from Michael Meltz of Bear Stearns. Please go ahead.

Michael Meltz - Bear Stearns — Analyst
Howard, you went through the numbers on publishing, advertising, and circ performance — can you just clarify for me, what was segment — what was segment advertising and circ up and what was MSL advertising and circ? And second question, Susan, you mentioned the opportunity with the KB Homes. Is the margin at that business as you see it, is it much different than the 70% margin that you currently report at your merchandising segment? And then have I one last question. I will follow-up.

Susan Lyne - Martha Stewart Living Omnimedia — President and CEO
I will start while Howard is getting those numbers for you. No, this is a very similar margin to our K-Mart business. I would say 70, 75%.

Howard Hochhauser - Martha Stewart Living Omnimedia — VP of Finance and Investor Relations
And on the Martha Stewart Living, the ad revenue — we gave you the ad pages, and ad revenue grew 160% and circ was up 12% — with both newsstand and subscription up a comparable amount. That should give you a flavor for the rest of the business.

Michael Meltz - Bear Stearns — Analyst
OK. And for the segment?

Howard Hochhauser - Martha Stewart Living Omnimedia — VP of Finance and Investor Relations
Let me just — I can tell you the highlight how each business did or how each publication did. Each publication was up in total circulation revenue and ad revenue. I don’t have the actual percentages but you can etch it out in Martha Stewart Living numbers I gave you to come up with a rough approximation for each publication. Each one was up in sub and in ad revenue.

Michael Meltz - Bear Stearns — Analyst
OK. Thank you. And one last question, does your guidance on the — your EBITDA and corporate guidance — is there a Burnett charge in that number for ‘06?

Susan Lyne - Martha Stewart Living Omnimedia — President and CEO
There is not.

Michael Meltz - Bear Stearns — Analyst
And last question, on the comment you made on the K-Mart performance, you gave 05, what was K-Mart performance in Q4.

Howard Hochhauser - Martha Stewart Living Omnimedia — VP of Finance and Investor Relations
Give me one minute. Fourth quarter K-Mart performance was -3%.

Michael Meltz - Bear Stearns — Analyst
OK. Thank you very much.

Operator
Our next question will be coming from Robert Routh with Jeffries & Company. Please go ahead.

Robert Routh - Jefferies & Co. — Analyst
Good morning, guys. A couple quick questions. First, given that you’re going to be cash flow positive this year and the cash balance you have and the lack of debt, I’m wondering if the company is considering in any way, shape or form some type of recapitalization because right now your cost to capital is your cost to equity, which definitely doesn’t allow you to create leveraged equity returns as you’re going through this inflection point, in all your core businesses. I wonder if you can comment on whether there is any ideas on that front and on the part of management. Second, I was wondering if you would comment on whether the company is looking into other businesses on the television side such as home shopping because it seems it would be a natural fit for the Martha Stewart brand and what you have going on there. And finally if you could give us any update on the negotiations that you are having with Sears.

Susan Lyne - Martha Stewart Living Omnimedia — President and CEO
Sure. Let me start with — I’m trying to remember what the first of your question was.

Howard Hochhauser - Martha Stewart Living Omnimedia — VP of Finance and Investor Relations
Effectively, stock repurchases.

Robert Routh - Jefferies & Co. — Analyst
Some type of recapitalization of some type.

Susan Lyne - Martha Stewart Living Omnimedia — President and CEO
We think about this all the time, and really we would be prepared to do that if there is a reason to do it. We are certainly looking at the optimal way to use that cash for a period of time. It was really a safety net for us, but I think if you look at the businesses we are beginning to build right now, you can probably make some assumptions about the arenas of interest to the company going forward if we were to make an acquisition. But we will only do that if something is really right where we feel like we can, by making an acquisition, that we can make both businesses better. So nothing to report there right now. And in terms of home shopping, we look at all kinds of things. But, again, I wouldn’t comment on any particular area.

Howard Hochhauser - Martha Stewart Living Omnimedia — VP of Finance and Investor Relations
What was your last question?

Susan Lyne - Martha Stewart Living Omnimedia — President and CEO
Was there a third question?

Robert Routh - Jefferies & Co. — Analyst
Yes, on the Sears negotiations.

Susan Lyne - Martha Stewart Living Omnimedia — President and CEO
Nothing to report there. As we said before, we have a very strong K-Mart contract. It’s good for our shareholders. It’s good for our company. If we were to be able to strike an agreement with Sears that was good for our shareholders, we would absolutely do that. But in the meantime, we are building our merchandising business very nicely in new channels and with new product lines.

Robert Routh - Jefferies & Co. — Analyst
Okay. Great. And just one last question. I noticed that a couple weeks ago you named Jill Greenthal to your Board of Directors and, obviously, given her reputation as a banker she is not there to do nothing. I’m curious as to what inspired that choice and if there is anything you can say related to that appointment.

Susan Lyne - Martha Stewart Living Omnimedia — President and CEO
No. She was clearly just an excellent board candidate. She has only been to one meeting thus far so I think it’s premature to talk about how she might be helping our company. But I would say that she is an excellent addition to our board. We are very strong board now. I think we have a mix of competencies on that board that will allow us to get good guidance as we build the company.

Robert Routh - Jefferies & Co. — Analyst
Great. Thank you very much and congratulations.

Susan Lyne - Martha Stewart Living Omnimedia — President and CEO
Thank you.

Operator
Thank you. [OPERATOR INSTRUCTIONS.] We will take our next question coming from Dennis McAlpine from McAlpine and Associates. Please go ahead.

Dennis McAlpine - McAlpine & Associates — Analyst
Good morning.
Just to go back to your original premise. I should say that you’re half-wrong or half-right, depending on where you are on the scrapbooking. My wife is an avid scrapbooker so she is just waiting for it.

Susan Lyne - Martha Stewart Living Omnimedia — President and CEO
That makes me happy.
We went out with a very small team to Las Vegas to the craft show and put out a display really without any product. Just with our brand and with some of the how-to ideas we have been publishing for years in that area and the reaction was astounding. There was not a person who did not stop by the booth and say, “Whatever you are selling, we want it.”

Dennis McAlpine - McAlpine & Associates — Analyst
Boy, whatever happened to the days of Scotch tape? On the publishing side, can you talk about I guess the combined losses of everything other than Martha Stewart Living and where you see that going in ‘06? And then with Blueprint and Body and Soul, you are both doing a startup. I guess we have to put Everyday Food in there. And also in acquisition. Can you talk about your thoughts going forward whether you’re going to do more in the magazine side? Whether it will be a startup or an acquisition and whether that will be a significant area since you didn’t highlight that. Then lastly, would you talk about the TV show as far as what you would have to see to have a renewal for ‘07.

Susan Lyne - Martha Stewart Living Omnimedia — President and CEO
Let me start with the magazine piece of it. I will let Howard do the financial piece of it. But I would just say that we have enormous expertise and enormous talent in our publishing area.
We do see a real opportunity in this somewhat younger busy lifestyle demographic. And we are quite convinced that we can launch a title far more cost effectively than buy a title. We are talking about a $5 million investment this year and probably a total investment to profitability of about $20 million to buy a title that would get us to that point would be in the $100 million range. This is a very, very vibrant part of the magazine consumer universe. A lot of ad dollars there. We talk a lot about what the next Martha Stewart Living will be in our portfolio, how we build a second magazine that will be a large contributor to our EBITDA.
This is one of those arenas that we believe has that potential clearly. Not a niche magazine but a map magazine.

Howard Hochhauser - Martha Stewart Living Omnimedia — VP of Finance and Investor Relations
And, Dennis, let me walk you through the numbers. In ‘05, Body and Soul lost about $5 million, that loss was cut in half in ‘06. And the newsletter is actually going to be profitable next year. We spoke about Blueprint, about a $5 million investment. Everyday Food there again that investment is coming down from almost 5 in ‘05 to about half that in ‘06. And then Living and Weddings are going to be profitable.
And then, did you want to talk —

Susan Lyne - Martha Stewart Living Omnimedia — President and CEO
Yeah, let me talk about the show for a minute.
What we do know about the show right now is that advertisers love it. We have — we have had extremely satisfied advertisers on our show and I know that the local advertising market, the station markets have also had great success with advertisers. It’s a very advertiser friendly show and tends to attract an audience that does purchase.
So that is all to the good.
The 1.8 number that we are doing now is still the highest rating for a first year show since Dr. Phil. Even Ellen was a 1.7 her first year. It’s a tougher TV universe, as I’m sure you hear on all your media company calls, but our 1.8 is actually a fine number for most of our stations. For a lot of our stations we are doing significantly better numbers and they are thrilled. So we are very heartened about the longevity of our show right now.

Dennis McAlpine - McAlpine & Associates — Analyst
Are you doing much cross selling between the TV show and the other outlets?

Susan Lyne - Martha Stewart Living Omnimedia — President and CEO
We are. Three of the larger cross-platform deal we have done with GE, Buick and Motrin from have been very successful for the advertisers. And I think our ability to create larger programs for them has actually made them probably long-term committed advertisers.

Dennis McAlpine - McAlpine & Associates — Analyst
Thank you.

Operator
Thank you. There appear to be no further questions at this time. Mr. Hochhauser, I will turn the floor back over to you for any closing remarks you may have, sir.

Howard Hochhauser - Martha Stewart Living Omnimedia — VP of Finance and Investor Relations
Thank you and we look forward to talking with you next quarter. You can disconnect.

Operator
Thank you. This does conclude today’s Martha Stewart Living Omnimedia teleconference. You may disconnect your lines at this time and have a wonderful day.